SHAREHOLDER ACCOUNT SERVICES AGREEMENT

      This Agreement is made and entered into as of the 14th day of February, 1996 by and between Great Hall Investment Funds, Inc., a corporation organized and existing under the laws of the State of Minnesota ("Great Hall"), on behalf of each portfolio represented by a series of shares of common stock of Great Hall that adopts this Agreement (the "Funds") (the Funds, together with the date each Fund adopts this Agreement, are set forth in Exhibit A hereto, which shall be updated from time to time to reflect additions, deletions or other changes thereto), and Dain Bosworth Incorporated ("DBI") and Rauscher Pierce Refsnes, Inc. ("RPR" and, together with DBI, the "Underwriters"), each a corporation organized and existing under the laws of the State of Delaware. This Agreement supersedes and takes the place of the Shareholder Account Services Agreement dated as of May 17, 1995 between Great Hall and the Underwriters.

                             W I T N E S S E T H:

      WHEREAS, Great Hall is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, DBI and RPR serve as principal underwriters of each Fund's shares of common stock; and

      WHEREAS, Norwest Bank Minnesota, N.A. ("Norwest"), a national banking association, currently serves as the transfer agent, dividend disbursing agent and shareholder accounting services agent for each of the Funds; and

      WHEREAS, each Underwriter, itself or through its affiliated clearing firm, Regional Operations Group, Inc. ("ROG"), performs various dividend disbursing and shareholder account services (as outlined below) for owners of Fund shares who maintain evidence of their Fund shares with the applicable Underwriter or ROG in a master account (a separate master account being maintained for each Fund) in the name of the applicable Underwriter or ROG as the record owner of the Fund shares (the "Master Accounts"), each of which is comprised of individual accounts (the "Individual Accounts") that, in turn, are comprised of evidence of shares of the applicable Fund acquired by brokerage customers of the Underwriters (the "Customers"); and

      WHEREAS, in consideration for the Underwriter's agreement to perform (or cause ROG to perform) the aforementioned services, Great Hall agrees to compensate the Underwriters and to reimburse certain costs and expenses incurred by Underwriters in connection with the performance of said services pursuant to the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, Great Hall and the Underwriters hereby agree as follows:

1.    Scope of Appointment; Services.
      -------------------------------

      (a) Subject to the conditions set forth in this Agreement, the Underwriters hereby undertake and agree to perform (or to cause ROG to perform) certain dividend disbursing and shareholder account services as detailed below (collectively, the "Services") with respect to the Customers and the Individual Accounts encompassed within the Master Accounts.

      (b)   The Services shall include, but not be limited to, the following:

            (1) The maintenance of separate records for each Customer and Individual Account, which records shall reflect shares purchased and redeemed and share balances.

            (2) The disbursement or crediting to Individual Accounts of Customers of all proceeds of redemptions of Fund shares and all dividends and other distributions not reinvested in Fund shares.

            (3) The preparation and transmittal to Customers of periodic account statements showing the total number of shares owned by each Customer as of the statement closing date, purchases and redemptions of Fund shares by the Customer during the period covered by the statement, and the dividends and other distributions paid to the Customer during the statement period (whether paid in cash or reinvested in Fund shares).

            (4) The preparation and proper transmittal of all required tax reporting to the Internal Revenue Service, state taxing authorities and the Customers and the accounting for, reporting and submitting of withholding taxes, as required by applicable law, on all Individual Accounts.

            (5) The transmittal to Customers of proxy materials, reports, and other information required to be sent to shareholders under applicable federal and state securities and other laws, and, upon request of Great Hall, the transmittal to Customers of material communications necessary and proper for receipt by all beneficial shareholders of the Funds.

            (6) The transmittal to Great Hall and Norwest each business day of the net purchase and redemption orders by and on behalf of the Customers during such day.

            (7) The transmittal to Great Hall or its designee of such periodic reports or information as is necessary to enable Great Hall to comply with state Blue Sky requirements.

            (8) The performance of such additional dividend disbursing and shareholder account services with respect to the Master Accounts, the Individual Accounts and the Customers as Great Hall shall reasonably request from time to time; provided, however, that this Agreement does not and shall not contemplate the provision of any services by the Underwriters or ROG: (A) that would necessitate that DBI, RPR or ROG be registered as a transfer agent pursuant to the federal securities laws; or (B) the payment for which would be required to be made under a plan of distribution adopted by Great Hall in accordance with Rule 12b-1 under the 1940 Act.

      (c) The Underwriters agree to provide (or to cause ROG to provide) the necessary facilities, equipment and personnel to perform its duties and obligations hereunder in accordance with industry practice.

2.    Records; Miscellaneous Covenants.
      ---------------------------------

      (a) The Underwriters represent and covenant that (1) during the term of this Agreement, they will comply (or cause ROG to comply) with all laws, rules and regulations applicable to its provision of the Services hereunder and (2) they have, and during the term of this Agreement will continue to have, full corporate power and authority necessary to enter into and to perform the terms of this Agreement.

      (b) The Underwriters will maintain (or cause ROG to maintain) customary records in connection with the provision of Services hereunder. Upon the request of Great Hall, the Underwriters shall provide (or cause ROG to provide) to Great Hall or its agents or representatives copies of such records as may be necessary to enable Great Hall or its agents or representatives to monitor and review the Services, or to comply with any request of a governmental body or self-regulatory organization or a Fund shareholder. The Underwriters and ROG agree that they will permit Great Hall or its representatives to have reasonable access to their personnel and records in order to facilitate the monitoring of the performance and quality of the Services.

3.    Notice of Non-Performance.
      --------------------------

      The Underwriters hereby agrees to promptly notify Great Hall if for any reason they or ROG are unable to perform fully and promptly any of the Underwriters obligations under this Agreement.

4.    No Limit on Other Actions by Great Hall.
      ----------------------------------------

      In no way shall the provisions of the Agreement limit the authority of Great Hall to take such action as it may deem appropriate or advisable in connection with all matters relating to the operations of Great Hall and the sale of Fund shares.

5.    Compensation.
      -------------

      In consideration of the performance of the Services by ROG hereunder, Great Hall agrees to cause each Fund to pay the Underwriters a fee (and to reimburse the Underwriters for certain out-of-pocket expenses) in such amount, at such time and in such manner as is set forth with respect to each Fund in Exhibit A hereto.

6.    Indemnification.
      ----------------

      (a) Great Hall agrees to indemnify the Underwriters and ROG and to hold the Underwriters and ROG harmless from and against any loss by or liability to any Fund or a third party (including reasonable legal fees and other reasonable out-of-pocket costs of defending against any related claim or suit), in connection with any claim or suit assessing any such liability arising out of or attributable to actions taken by the Underwriters or ROG pursuant to this Agreement, unless the Underwriters or ROG acted negligently or in bad faith.

      (b) The Underwriters will hold harmless and indemnify Great Hall and each Fund from and against any loss or suit (including reasonable legal fees and other reasonable out-of-pocket costs of defending any related claim or suit) arising out of the Underwriters' or ROG's negligent or bad faith failure to comply with the terms of this Agreement or breach of any representation, warranty or covenant contained herein.

7.    Effective Date; Termination.
      ----------------------------

      This Agreement shall be effective as of the date first above written. This Agreement may be terminated without penalty at any time by the Underwriters or by Great Hall upon 30 days' written notice to the other party.

8.    Interpretation; Governing Law.
      ------------------------------

      This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law, including, without limitation, the 1940 Act and the rules and regulations promulgated thereunder. To the extent that the provision herein contained conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Minnesota shall otherwise govern the construction, validity and effect of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                          GREAT HALL INVESTMENT FUNDS,
                                              INC.



                                          By  Julie K. Getchell
                                             ----------------------------------
                                             Name:  Julie K. Getchell
                                             Title:  Chief Financial Officer

DAIN BOSWORTH INCORPORATED                RAUSCHER PIERCE REFSNES, INC.



By  Daniel J. Reuss                       By  Daniel J. Reuss
   ----------------------------------        ----------------------------------
   Name:  Daniel J. Reuss                    Name:  Daniel J. Reuss
   Title:  Executive Vice President          Title:  Executive Vice President


Adopted and consented to as of the 14th day of February, 1996 by:


          REGIONAL OPERATIONS GROUP, INC.



          By  Lou Fornetti
             ----------------------------------
             Name:  Lou Fornetti
             Title:  Executive Vice President
                     Chief Financial Officer


                                   EXHIBIT A
                                      to
                     SHAREHOLDER ACCOUNT SERVICES AGREEMENT



FUND                            EFFECTIVE DATE         MONTHLY FEE
----                            --------------         -----------

Great Hall Prime Money          February 14, 1996      1/12 of $12.00 per year
   Market Fund (Series A)                                per customer

Great Hall U.S. Government      February 14, 1996      1/12 of $12.00 per year
   Money Market Fund (Series B)                          per customer

Great Hall Tax-Free Money       February 14, 1996      1/12 of $12.00 per year
   Market Fund (Series C)                                per customer


      The monthly fee shall be paid within ten business days following the end of the month covered by such payment. The Funds shall also reimburse the Underwriters for reasonable postage and statement printing expenses incurred by the Underwriters.